Exhibit 99.1

Inergy Completes Acquisition of Arlington Storage Corporation;

Announces Propane Acquisitions in New York and Michigan

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Announces Fiscal 2008 Guidance

Kansas City, MO (October 8, 2007) — Inergy, L.P. (NASDAQ:NRGY) announced today that it closed the acquisition of Arlington Storage Corporation, LLC (“ASC”).

As previously disclosed, ASC is the majority owner and operator of the Steuben Gas Storage Company (“Steuben”), which owns a natural gas storage facility, located in Steuben County, New York, with approximately 6.2 Bcf of working gas capacity. The storage capacity at Steuben is fully contracted under long-term agreements with investment-grade counterparties. In addition to Steuben, ASC owns the development rights to the Thomas Corners storage project (“Thomas Corners”). Thomas Corners is also located in Steuben County and, upon completion, will have a working gas capacity of approximately 5.7 Bcf. This transaction is expected to be immediately accretive to unitholders on a distributable cash flow per unit basis.

With the Stagecoach natural gas storage operation and Inergy’s announced expansion plans in Steuben County, Inergy will control in excess of 40 Bcf of working natural gas storage capacity, making it one of the largest independent natural gas storage operators in the Northeastern United States.

In addition to closing the ASC acquisition, Inergy announced today that it has acquired the propane assets of DeCock Bottled Gas & Appliance, Inc., located in Escanaba, Michigan, and Riverside Gas & Oil Company, Inc. located in Chestertown, New York. The three transactions announced today represent Inergy’s 72nd through 74th acquisitions since its founding in 1996.

Fiscal 2008 Guidance

Inergy announced Adjusted EBITDA guidance of $235 million to $245 million for the full fiscal year ended September 30, 2008. Inergy expects to sell approximately 355 to 390 million retail propane gallons and, inclusive of all operations, expects to generate total gross profit of $490 to $510 million. Below is a table reconciling Adjusted EBITDA to net income:

Forecast Range

Fiscal Year Ended September 30, 2008

($ in millions)	Low	High
Net income (a)	$81	$86
Interest expense (a) (b)	61	64
Depreciation and amortization (a)	92	94
Income taxes (a)	1	1

Adjusted EBITDA (a) (c)	$235	$245

Maintenance capital expenditures	$6	$7
Net Income Allocable to Limited Partners (d)	$49	$54
Limited Partner Units Outstanding	50	50

(a)	Estimates exclude any one-time or non-recurring charges that may occur. Depreciation and amortization are based upon certain preliminary purchase price allocations and may be subject to change.
(b)	Estimate includes approximately $2 million of non-cash interest expense and is based upon our outstanding indebtedness including the indebtedness from all acquisitions to date.
(c)

Adjusted EBITDA is defined as income (loss) before taxes, plus net interest expense and depreciation and amortization and excludes (i) non-cash gains or losses on derivatives associated with fixed price sales to retail propane customers, (ii) long-term incentive and equity compensation charges, and (iii) gains or losses on disposals of assets as disclosed in Inergy, L.P.’s SEC filings.

(d)	Based upon current limited partnership units outstanding, general partner ownership, and current distribution of $0.585 per quarter.

About Inergy, L.P. and Inergy Holdings, L.P.

Inergy, L.P., with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Inergy Holdings, L.P.’s assets consist of its ownership interest in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

Supplemental Information Table

Supplemental Guidance Information

Fiscal Year Ended September 30, 2008

($ in millions)	Low	High
Retail Gallon Sales	355	390
Retail Propane Gross Profit	$316	$332
Other Propane Operation Gross Profit	102	106
Total Midstream Gross Profit	72	72

Total Gross Profit	$490	$510
Operating Expenditures	$260	$270
Other Income	$5	$5
Adjusted EBITDA	$235	$245

Note: The above figures supplement Inergy’s annual guidance and are based on various forward-looking assumptions which involve risks and uncertainties. These risks and uncertainties include, among other things, market conditions, weather risks and other factors discussed in the Company filings with the Securities and Exchange Commission. These figures should only be used as guidelines in connection with the annual guidance issued, and while Inergy believes that these assumptions are reasonable, it can give no assurance that such results will materialize.

This press release contains forward-looking statements, which are statements that are not historical in nature such as our adjusted EBITDA guidance, our business outlook, and our expectations that the acquisitions will be immediately accretive to unitholders on a distributable cash flow per unit basis. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, the demand for high deliverability natural gas storage capacity in the Northeast, our ability to successfully implement our business expansion plans, the outcome of rate decisions levied by the Federal Energy Regulatory Commission, our ability to generate available cash for distribution to unitholders, and the costs and effects of legal, regulatory and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

Corporate news, unit prices and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s website, www.inergypropane.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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